Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the Incorporation by Reference of our report dated February 9, 2005 on the consolidated financial statements of Paragon Real Estate Equity and Investment Trust and Subsidiaries as of December 31, 2004 and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2004 in Form S-2 Registration Statement of Paragon Real Estate Equity and Investment Trust and Subsidiaries dated on or about October 24, 2005 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
October 24, 2005